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Exhibit 2.02

EXECUTION COPY

AMENDMENT NO. 1 TO AMENDED AND RESTATED
STOCK PURCHASE AGREEMENT

        This Amendment No. 1 to Amended and Restated Stock Purchase Agreement (this "Amendment") is made as of November 4, 2004, by and among KMG America Corporation, a Virginia corporation ("Buyer"), the holders of all of the outstanding shares of capital stock of Kanawha Insurance Company, a South Carolina corporation (the "Company"), identified on Schedule A to the Amended and Restated Agreement (as defined herein) (each a "Shareholder" and collectively, the "Shareholders"), represented by The Springs Company pursuant to Section 2.7 of the Amended and Restated Agreement (as defined herein), and the holders of all of the options to purchase the outstanding shares of capital stock of the Company identified on Schedule A to the Amended and Restated Agreement (as defined herein) (collectively, the "Optionholder", and together with the Shareholders, "Sellers").

RECITALS

        WHEREAS, Buyer and Sellers are parties to an Amended and Restated Stock Purchase Agreement dated as of August 2, 2004 (the "Amended and Restated Agreement"), pursuant to which Buyer agreed to acquire, and Sellers agreed to sell, all of the outstanding shares of capital stock of the Company (the "Shares") (including Shares to be issued upon the exercise of the options to purchase Shares); and

        WHEREAS, Buyer and Sellers mutually desire to amend the Amended and Restated Agreement as set forth herein.

AGREEMENT

        NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, it hereby is agreed that:

          1.1.    Defined Terms.    For all purposes of this Amendment, unless otherwise expressly provided in this Amendment or unless the context in which such term is used indicates a contrary intent, the capitalized terms not otherwise defined herein shall have the respective meanings ascribed to them in the Amended and Restated Agreement.

          1.2.    Amendment of Amended and Restated Agreement.

            (a)   Section 1.33 of the Amended and Restated Agreement is amended to provide in full as follows:

              1.33. Intentionally Deleted.

            (b)   Section 1.39 of the Amended and Restated Agreement is amended to provide in full as follows:

              1.39. Intentionally Deleted.

            (c)   Section 1.40 of the Amended and Restated Agreement is amended to provide in full as follows:

              1.40. Intentionally Deleted.

            (d)   Section 1.41 of the Amended and Restated Agreement is amended to provide in full as follows:

              1.41. Intentionally Deleted.

            (e)   Section 1.53 of the Amended and Restated Agreement is amended to provide in full as follows:

              1.53. Initial Purchase Price.    "Initial Purchase Price" shall mean $145,000,000.00.

            (f)    Article I, Definitions, of the Amended and Restated Agreement is supplemented to add the following definitions:

              1.101. Note. "Note" shall have the meaning given in Section 2.3.

              1.102. Note Amount.    "Note Amount" shall mean $15,000,000.00.

            (g)   Section 2.2 of the Amended and Restated Agreement is amended to provide in full as follows:

              2.2.  Initial Purchase Price.

              (a)    Amount.    The Initial Purchase Price for the Shares will be $145,000,000.00. The Initial Purchase Price may be decreased in accordance with Sections 2.5 and 2.6.

              (b)    Closing Payment.    The Initial Purchase Price, less the Note Amount, shall be paid as follows by Buyer at the Closing:

                (i)    First, as a contribution to the capital of the Company in an amount sufficient to satisfy the Sellers Liabilities, if not satisfied prior to the Closing Date; and

                (ii)   Second, in immediately available funds to Sellers with each Seller to receive his or its share of the balance of the Initial Purchase Price based on his or its Ownership Percentage.

              (c)    Note Amount.    Buyer shall execute and deliver the Note at Closing pursuant to Section 2.3.

            (h)   Section 2.3 of the Amended and Restated Agreement is amended to provide in full as follows:

              2.3.    Note.    At the Closing, Buyer shall execute and deliver the subordinated promissory note in the form attached hereto as Exhibit 2.3 for the Note Amount (the "Note").

            (i)    Section 2.4 of the Amended and Restated Agreement is amended to provide in full as follows:

              2.4.    Deliveries at Closing.    At the Closing, in addition to the deliveries required to be made at or prior to the Closing pursuant to Article VII, (i) each Seller shall deliver to Buyer certificates representing the Shares sold by such Seller duly endorsed for transfer or accompanied by a duly executed stock power, (ii) Buyer shall make the payment provided in Section 2.2 by wire transfer of immediately available funds to such accounts as the Shareholders' Representative shall specify to Buyer in writing at least two (2) days prior to the Closing Date, and (iii) Buyer shall execute and deliver the Note to Seller.

            (j)    The final sentence of Section 2.5(b) of the Amended and Restated Agreement is amended to provide in full as follows:

              If issues remaining in dispute are submitted to the Independent Accountants for resolution, (i) Buyer and Shareholders' Representative shall promptly furnish or cause to be furnished to the Independent Accountants such work papers and other documents and information relating to the disputed issues as the Independent Accountants may request and are available to that party or its agents and shall be afforded the opportunity to present to the Independent Accountants any material relating to the disputed issues and to discuss the issues with the Independent Accountants; (ii) the determination by the Independent Accountants, as set forth in a notice to be delivered to both Buyer and Shareholders' Representative within thirty (30) days of the submission to the Independent Accountants of the issues remaining in dispute, shall be final, binding and conclusive on the parties and shall be used in the calculation of the Closing Date Net Worth; and (iii) Buyer shall bear all of the fees and costs of the Independent Accountants for such determination but shall be entitled to setoff against amounts payable under the Note an amount equal to fifty percent (50%) of such fees and expenses.

            (k)   Section 2.6 of the Amended and Restated Agreement is amended to provide in full as follows:

              2.6.    Settlement of Final Purchase Price.    To the extent that the Closing Date Balance Sheet (as finally determined pursuant to Section 2.5) shows that Closing Date Net Worth is less than the Minimum Net Worth, the amount by which the Closing Date Net Worth is less than the Minimum Net Worth, together with interest thereon at an annual interest rate of one percent (1%), shall be satisfied by means of a setoff against amounts payable under the Note as provided in the Note.

            (l)    Section 2.7 of the Amended and Restated Agreement is amended to provide in full as follows:

              2.7    Shareholders' Representative.    Sellers hereby irrevocably appoint Shareholders' Representative as their lawful attorney-in-fact to act in the name, place and stead of Sellers to execute and deliver the stock powers for the Shares, and the certificates referred to in Section 7.1(f), and any amendments, supplements, modifications, waivers or terminations of this Agreement and to receive delivery of, and all payments under, the Note and, as their agent with respect to, and with the full power to resolve, all questions, disputes, conflicts and controversies concerning (a) amounts payable under the Note, (b) matters concerning the adjustment to the Initial Purchase Price under Sections 2.5 and 2.6, and (c) all matters concerning Buyer Claims under Article VIII. Shareholders' Representative is authorized to give all notices and take all actions deemed appropriate by and with respect to such matters, to agree to setoffs against the Note and will have no liability or obligation to any Seller for any act or omission taken in good faith in such capacity. Notwithstanding the foregoing, Shareholders' Representative shall have no authority as the lawful attorney-in-fact to act in the name, place and stead of the Optionholder with respect to any amendment, supplement, modification, waiver or termination of this Agreement. This appointment is coupled with an interest and is irrevocable by each Seller, and shall terminate only upon the later to occur of (i) termination of Sellers' obligations pursuant to Article III or (ii) payments of all amounts due under the Note and distribution thereof to the Sellers. Notwithstanding the foregoing, in the event Shareholders' Representative resigns, is incapacitated, makes a general assignment for the benefit of its creditors, or is the subject of bankruptcy, reorganization, liquidation, dissolution or similar proceedings, Sellers shall use reasonable efforts to appoint a new Shareholders' Representative by the vote of a majority of the Sellers, with each Seller to have that number of votes determined by multiplying 100,000 by such Seller's Pro Rata Share.

            (m)  Section 7.1(h) of the Amended and Restated Agreement is amended to provide in full as follows:

              (h)   Intentionally Deleted.

            (n)   Section 7.1(u) of the Amended and Restated Agreement is amended to provide in full as follows:

              (u)   Buyer shall have completed the offering and sale of shares of its common stock raising gross proceeds of at least $200,000,000 in the equity capital.

            (o)   Section 8.1(a) of the Amended and Restated Agreement is amended to provide in full as follows:

              (a)    Indemnification.    After the Closing, subject to the limitations set forth in this Section 8.1, Sellers hereby severally agree to indemnify and hold Buyer, the Company and their respective Affiliates (collectively, the "Buyer Indemnified Parties") harmless from and against and reimburse the Buyer Indemnified Parties for, any and all Buyer Claims that any Buyer Indemnified Party may at any time suffer or incur, or become subject to, as a result of or in connection with: (i) any breach or inaccuracy of any of the representations and warranties made by Sellers in this Agreement; (ii) any failure of Sellers to carry out, perform, satisfy and discharge any of their covenants, agreements, undertakings, liabilities or obligations under this Agreement; (iii) the Sellers Liabilities; (iv) the IRS Notice; and (v) the matter described in Section (e)(8) of Schedule 4.19; provided, however, that none of the Buyer Indemnified Parties shall make any Buyer Claim for setoff against amounts payable under the Note for the failure of any Seller to carry out, perform, satisfy or discharge any Seller's covenants, agreements, undertakings, liabilities or obligations under Section 9.5. Notwithstanding the foregoing, Buyer Claims shall not include (y) claims regarding whether the benefit obligations under the Company's Noncontributory Benefit Plan have been appropriately determined or (z) claims regarding Company reserves pertaining to the group conversion business written on the policy forms listed on Schedule 8.1 and reinsured by the Company pursuant to a Reinsurance Agreement dated July 1, 1995 (Treaty No. KICMET-1) between Metropolitan Life Insurance Company and the Company and a Reinsurance Agreement dated July 1, 1995 (Treaty No. CRCMET-1) between Metropolitan Life Insurance Company and Central Reassurance Corporation (which later merged into the Company).

            (p)   Section 8.1(d) of the Amended and Restated Agreement is amended to provide in full as follows:

              (d)    Note Setoffs.

              (i)    Subject to the limitations set forth below, Buyer Claims shall be satisfied only by means of a setoff against amounts payable under the Note. Notwithstanding the foregoing and except for Exceptional Claims and as set forth below, Sellers shall not be obligated to indemnify the Buyer Indemnified Parties pursuant to clauses (i), (ii) or (v) in Section 8.1(a) unless and until the amount of all Buyer Claims incurred by the Buyer Indemnified Parties pursuant to clauses (i), (ii) or (v) of Section 8.1(a) exceeds $750,000.00 in the aggregate (the "Initial Deductible"), in which event the Buyer Indemnified Parties may recover all Buyer Claims incurred to which they are entitled to indemnity under clauses (i), (ii) or (v) in Section 8.1(a), in excess of the Initial Deductible from the first dollar above the Initial Deductible; provided, however, with respect to claims for which notice is given more than three (3) years after the Closing Date, except for Exceptional Claims and as set forth below, Sellers shall not be obligated to indemnify the Buyer Indemnified Parties pursuant to clauses (i), (ii) or (v) in Section 8.1(a) unless and until the amount of all Buyer Claims incurred by the Buyer Indemnified Parties pursuant to clauses (i), (ii) or (v) of Section 8.1(a) exceeds $1,000,000.00 in the aggregate (the "Extended Deductible"), in which event the Buyer Indemnified Parties may recover all Buyer Claims incurred to which they are entitled to indemnity under clauses (i), (ii) or (v) in Section 8.1(a), in excess of the Extended Deductible from the first dollar above the Extended Deductible.

              (ii)   Except for Exceptional Claims, Buyer Claims may be made only by setoff against amounts payable under the Note and shall not be made directly against Sellers.

              (iii)  Notwithstanding the provisions of the introductory clause to Article IV, Buyer Claims may be made against amounts payable under the Note as a whole and without allocation among Sellers.

              (iv)  Notwithstanding the foregoing, Buyer Claims with respect to the provisions of Sections 2.6 or 2.8, with respect to the Sellers Liabilities, or with respect to the IRS Notice may be made without regard to the Initial Deductible.

              (v)   Up to and including the second anniversary of the Closing Date, an unlimited amount of Buyer Claims may be presented for setoff against amounts payable under the Note, and may be satisfied by means of a setoff against amounts payable under the Note without regard to the date on which such setoff occurs. For Buyer Claims presented after the second anniversary of the Closing Date up to and including the third anniversary of the Closing Date, the aggregate amount that may be satisfied by means of a setoff against amounts payable under the Note shall not exceed $15,000,000. For Buyer Claims presented after the third anniversary of the Closing Date up to and including the fourth anniversary of the Closing Date, the aggregate amount that may be satisfied by means of a setoff against amounts payable under the Note shall not exceed $5,000,000. After the fourth anniversary of the date Closing Date, Buyer Claims may not be presented for setoff against amounts payable under the Note. Pending Buyer Claims for which notice was given on or before the fourth anniversary of the Closing Date may be satisfied by means of a setoff against amounts payable under the Note up to the applicable amounts set forth above.

            (q)   Exhibit 1.68 of the Amended and Restated Agreement is hereby deleted in its entirety, and replaced with the attached Exhibit 1.68, Opinion of Buyer's Counsel.

            (r)   Exhibit 2.3 of the Amended and Restated Agreement is hereby deleted in its entirety, and replaced with the attached Exhibit 2.3, Form of Subordinated Promissory Note.

          1.3.    Interpretation.    If any conflict between the terms of this Amendment and the terms of the Amended and Restated Agreement occurs, the terms of this Amendment shall govern and control in all respects.

          1.4.    Ratification.    Except as set forth above, the Amended and Restated Agreement shall remain unmodified and in full force and effect, and the parties do hereby ratify and confirm the Amended and Restated Agreement, as modified and amended herein.

          1.5.    Counterparts; Headings.    This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement. The Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

[Signatures On Next Page]

        IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the day and year first above written.

BUYER:
KMG America Corporation
By:	/s/ Kenneth U. Kuk
Name:	Kenneth U. Kuk
Title:	Chairman, President & Chief Executive Officer
SHAREHOLDERS' REPRESENTATIVE:
The Springs Company
By:	/s/ William G. Taylor
Name: William G. Taylor
Title: President
/s/ Elliott S. Close Elliott S. Close
/s/ Stanley D. Johnson Stanley D. Johnson
SDJ Partners, L.P.
By:	/s/ Stanley D. Johnson Stanley D. Johnson Managing General Partner

[Signature page to Amendment No. 1 to Amended and Restated Stock Purchase Agreement]

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  Exhibit 2.02
AMENDMENT NO. 1 TO AMENDED AND RESTATED STOCK PURCHASE AGREEMENT
RECITALS
AGREEMENT